                               Exhibit (1)(A5)

                        HARTFORD LIFE INSURANCE COMPANY
                             HOME OFFICE ADDRESS:
                               P.O. BOX 2999
                        HARTFORD, CONNECTICUT 06104-2999
                           (A stock insurance company)

                         ADMINISTRATIVE OFFICE ADDRESS:
                            NATIONAL SERVICE CENTER
                               P.O. BOX 59179
                          MINNEAPOLIS, MINNESOTA 55459

Will pay the Death Proceeds to the Beneficiary upon receipt at Our National Service Center in Minneapolis, Minnesota of due proof of the Last Surviving Insured's death while this policy was in force. You must notify Us In Writing and give Us due proof of the first death of the Insureds as soon as possible after the death.

Signed for the Company

   /s/ Lynda Godkin                        /s/ Lowndes A. Smith

   Lynda Godkin, SECRETARY               Lowndes A. Smith, PRESIDENT
READ YOUR POLICY CAREFULLY
This is a legal contract between You and Us

                            RIGHT TO EXAMINE POLICY

We want You to be satisfied with this policy You have purchased. We urge You to examine it closely. If, for any reason You are not satisfied, You may deliver or mail this policy to Us or to the agent from whom it was purchased within ten days after You receive it or within 45 days after You sign the application or within ten days after We mail You Notice of Withdrawal Right, whichever is latest. In such an event, this policy will be rescinded and We will pay an amount equal to the greater of the premiums paid for this policy less any indebtedness or the sum of: i) the Account Value less any indebtedness, on the date the returned policy is received by Us or to the agent from whom it was purchased; and ii) any deductions under the policy or charges associated with the Separate Account.

                  Cash Surrender Value Payable on Maturity Date
          Death Proceeds Payable at Death of the Last Surviving Insured
                            Adjustable Death Benefit
                       Premiums Payable as shown on Page 3
                             Non-Participating

THE PORTIONS OF THE ACCOUNT VALUES PROVIDED BY THIS CONTRACT THAT ARE IN THE SUB-ACCOUNTS ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THEY ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT. THE FACE AMOUNT IS A GUARANTEED DEATH BENEFIT DURING THE FIRST FIVE POLICY YEARS SUBJECT TO THE CONDITIONS DESCRIBED ON PAGE 10.

                         LAST SURVIVOR FLEXIBLE PREMIUM
                         VARIABLE LIFE INSURANCE POLICY

                                                                         [LOGO]

HL-14623NY                                                    Printed in U.S.A.

                                TABLE OF CONTENTS

                                                              Page

               Policy Specifications                            3

               Definitions                                      5

               Death Benefit                                    7

               Increases and Decreases in Face Amount           8

               Premiums                                         8

               Lapse and Grace Period                           9

               Valuation Provisions                            11

               Account Value and Cash
                 Surrender Value                               12

               Monthly Deduction Amount                        12

               Transfers                                       13

               Termination and Maturity Date                   14

               Reinstatement                                   14

               Policy Loans                                    14

               Withdrawals                                     15

               Surrenders                                      16

               Payments By Us                                  16

               Taxation                                        16

               The Contract                                    16

               Ownership and Beneficiary                       18

               Exchange Option                                 18

               Income Settlement Options                       19

               Any Riders follow page                          20


                                     Page 2
HL-14623(NY)                                                Printed in U.S.A.

                               POLICY SPECIFICATIONS

DATE OF ISSUE          JANUARY 1, 1995    FIRST INSURED           JOHN S. DOE
POLICY DATE            JANUARY 1, 1995     ISSUE AGE/SEX          35 MALE
MATURITY DATE          JANUARY 1, 2060*    INSURANCE CLASS        PREFERRED
OWNER                  JOHN DOE           SECOND INSURED          MARY DOE
BENEFICIARY            JANE DOE            ISSUE AGE/SEX          35 FEMALE
PREMIUM MODE           ANNUAL              INSURANCE CLASS        PREFERRED
FIRST PLANNED PREMIUM  $10,000.00         FACE AMOUNT             $750,000
TARGET PREMIUM         $5,280.75          DEATH BENEFIT OPTION    OPTION A
ANNUAL DEATH BENEFIT                      POLICY NUMBER           VL0000001
 GUARANTEE PREMIUM     $2,467.69          MINIMUM INCREASE/DECREASE
DEATH BENEFIT          JANUARY 1, 1995 -   IN FACE AMOUNT        $25,000
 GUARANTEE PERIOD      DECEMBER 31, 1999  MINIMUM FACE AMOUNT
                                           AFTER DECREASE        $100,000


                                DESCRIPTION OF BENEFIT

                                     FIRST YEAR              YEARS PAYABLE
                                   ANNUAL PLANNED
                                      PREMIUM

LAST SURVIVOR FLEXIBLE PREMIUM       $10,000.00                  1-65
VARIABLE LIFE INSURANCE POLICY

                             ANNUAL CHARGES FOR ADDITIONAL
                                BENEFITS AND RIDERS

                                     FIRST YEAR                 COVERAGE TO
                                    ANNUAL COST

LAST SURVIVOR EXCHANGE OPTION RIDER   $75.00                    01/01/2060

ESTATE PROTECTION                     $228.80                   01/01/99
TERM INSURANCE BENEFIT: $916,666.67
RIDER DATE: 1/1/95
TERMINATION DATE: 12/31/98



* IT IS POSSIBLE THAT COVERAGE FOR THIS POLICY AND/OR ANY ATTACHED RIDERS
  WILL EXPIRE PRIOR TO THE MATURITY DATE AND/OR THE TERMINATION DATE SHOWN WHERE PREMIUMS AND INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATES. COVERAGE MAY ALSO BE AFFECTED BY CHANGES IN THE MONTHLY DEDUCTION AMOUNT, POLICY LOANS, THE COST OF ANY ADDITIONAL BENEFIT RIDERS AND THE DEATH BENEFIT OPTION.


                                       Page 3
14623(3)NY                                                    Printed in U.S.A.

POLICY NUMBER:            VL0000001
NAME OF FIRST INSURED:    JOHN S. DOE    NAME OF SECOND INSURED:    MARY DOE
ISSUE AGE/SEX:            35/MALE        ISSUE AGE/SEX:             35/FEMALE


                            ANNUAL CHARGES FOR ADDITIONAL
                           BENEFITS AND RIDERS (CONTINUED)

                                              FIRST YEAR          COVERAGE TO
                                             ANNUAL COST

SINGLE LIFE YEARLY RENEWABLE TERM               $21.36             01/01/2060
DESIGNATED INSURED: JOHN DOE
DEATH BENEFIT OPTION: LEVEL
RIDER FACE AMOUNT: $50,000
RIDER EFFECTIVE DATE: 1/1/95
TERMINATION DATE: 01/01/30

SINGLE LIFE YEARLY RENEWABLE TERM               $2.76              01/01/2015
DESIGNATED INSURED: MARY DOE
DEATH BENEFIT OPTION: RETURN OF POLICY PREMIUM
RIDER FACE AMOUNT: $0.00
RIDER EFFECTIVE DATE: 1/1/95
TERMINATION DATE: 01/01/15








                                Page 3A (continued)
14623(3 cont'd)NY                                             Printed in U.S.A.

POLICY NUMBER:            VL0000001
NAME OF FIRST INSURED:    JOHN S. DOE    NAME OF SECOND INSURED:    MARY DOE
ISSUE AGE/SEX:            35/MALE        ISSUE AGE/SEX:             35/FEMALE


                                POLICY SPECIFICATIONS



     POLICY YEARS                         SCHEDULED INCREASES
        2-10                                $50,000
        11                                   55,000
        12                                   60,000
        13                                   65,000
        14                                   70,000
        15                                   75,000
        16                                   80,000
        17                                   85,000
        18                                   90,000
        19                                   95,000
        20                                  100,000
        21 + THEREAFTER                     100,000


















                                Page 3A (continued)
14623(3 cont'd)NY                                             Printed in U.S.A.

POLICY NUMBER:            VL0000001
NAME OF FIRST INSURED:    JOHN S. DOE    NAME OF SECOND INSURED:    MARY DOE
ISSUE AGE/SEX:            35/MALE        ISSUE AGE/SEX:             35/FEMALE


                                POLICY SPECIFICATIONS


                             LIST OF SUB-ACCOUNTS AND FUNDS


    LISTED BELOW ARE THE SUB-ACCOUNTS OF THE HARTFORD LIFE INSURANCE COMPANY
             SEPARATE [ACCOUNT VL II] AND THE FUNDS THEY INVEST IN.


       SUB-ACCOUNT                           FUND

[HARTFORD BOND SECURITIES           HARTFORD BOND FUND, INC.
HARTFORD STOCK                      HARTFORD STOCK FUND, INC.
HARTFORD MONEY MARKET               HVA MONEY MARKET FUND, INC.
HARTFORD ADVISERS                   HARTFORD ADVISERS FUND, INC.
HARTFORD AGGRESSIVE GROWTH          HARTFORD AGGRESSIVE GROWTH FUND, INC.
HARTFORD MORTGAGE SECURITIES        HARTFORD MORTGAGE SECURITIES FUND, INC.
HARTFORD INDEX                      HARTFORD INDEX FUND, INC.
HARTFORD INTERNATIONAL              HARTFORD INTERNATIONAL
 OPPORTUNITIES                       OPPORTUNITIES FUND, INC.

PUTNAM GLOBAL GROWTH                PCM GLOBAL GROWTH FUND
PUTNAM GROWTH AND INCOME            PCM GROWTH AND INCOME FUND
PUTNAM HIGH YIELD                   PCM HIGH YIELD FUND
PUTNAM MONEY MARKET                 PCM MONEY MARKET FUND
PUTNAM GLOBAL ASSET ALLOCATION      PCM GLOBAL ASSET ALLOCATION FUND
PUTNAM U.S. GOVERNMENT AND          PCM U.S. GOVERNMENT AND
 HIGH QUALITY BOND                   HIGH QUALITY FUND
PUTNAM VOYAGER                      PCM VOYAGER FUND
PUTNAM UTILITIES GROWTH AND INCOME  PCM UTILITIES GROWTH AND INCOME FUND

FIDELITY ASSET MANAGER              ASSET MANAGER PORTFOLIO OF VARIABLE
                                     INSURANCE PRODUCTS FUND II
FIDELITY OVERSEAS                   OVERSEAS PORTFOLIO OF VARIABLE
                                     INSURANCE PRODUCTS FUND
FIDELITY EQUITY INCOME              EQUITY-INCOME PORTFOLIO OF VARIABLE
                                    INSURANCE PRODUCTS FUND]

  AND OTHER SUB-ACCOUNTS AND FUNDS AS MAY BE MADE AVAILABLE FROM TIME TO TIME.


INITIAL ALLOCATION
OF NET PREMIUMS:                HARTFORD MONEY MARKET SUB-ACCOUNT 100%



                                    Page 3B
14623(3B)NY                                                   Printed in U.S.A.

POLICY NUMBER:            VL0000001
NAME OF FIRST INSURED:    JOHN S. DOE    NAME OF SECOND INSURED:    MARY DOE
ISSUE AGE/SEX:            35/MALE        ISSUE AGE/SEX:             35/FEMALE

                             POLICY SPECIFICATIONS
FIXED ACCOUNT MINIMUM CREDITED RATE:                4.00%
POLICY LOAN RATE:                                   6.00%

                         GUARANTEED MAXIMUM POLICY CHARGES

                          DEDUCTIONS FROM PREMIUM PAYMENTS
SALES CHARGES:

                              PERCENT OF PREMIUM      PERCENT OF PREMIUM
     POLICY YEARS            PAID UP TO $6,995.00   IN EXCESS OF $6,995.00

           1                          50%                     9%
          2-5                         15%                     4%
          6-10                        10%                     4%
          11+                          2%                     2%

DAC TAX CHARGE                          1.25% OF ALL PREMIUMS PAID

PREMIUM TAX CHARGE                      1.75% OF ALL PREMIUMS PAID

PREMIUM PROCESSING CHARGE               1.25% OF ALL PREMIUMS PAID

                           DEDUCTIONS FROM ACCOUNT VALUE

MONTHLY ADMINISTRATIVE FEE
   ALL POLICY YEARS                 $10.00 PER MONTH
                             PLUS   $.03 PER $1,000 OF FACE AMOUNT AT ISSUE PER
                                    MONTH

MONTHLY ISSUE CHARGE
  POLICY YEARS 1-5:                 $20.00 PER MONTH
                             PLUS   $.05 PER $1,000 OF FACE AMOUNT AT ISSUE PER
                                    MONTH

MORTALITY AND EXPENSE
RISK CHARGE                         MORTALITY AND EXPENSE RISK RATE,
                                    MULTIPLIED BY THE SUM OF THE ACCUMULATED
                                    VALUES IN THE SUB-ACCOUNTS
MORTALITY AND EXPENSE RISK RATE
   POLICY YEARS 1-10:               .80%
   POLICY YEARS 11 & LATER:         .50%

FACE AMOUNT INCREASE FEE            $.05 PER $1,000 OF UNSCHEDULED FACE AMOUNT
                                    INCREASE PER MONTH FOR THE FIRST 5 POLICY
                                    YEARS FROM DATE OF INCREASE

TRANSFER CHARGE                     $0.00 FOR FIRST 12 IN ANY POLICY YEAR
                                    $25.00 PER TRANSFER IN EXCESS OF 12 IN ANY
                                    POLICY YEAR


                                     Page 3C
14623(3C)NY                                                   Printed in U.S.A.

POLICY NUMBER:            VL0000001
NAME OF FIRST INSURED:    JOHN S. DOE    NAME OF SECOND INSURED:    MARY DOE
ISSUE AGE/SEX:            35/MALE        ISSUE AGE/SEX:             35/FEMALE

                               POLICY SPECIFICATIONS

                      TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
               AND MONTHLY MAXIMUM COST OF INSURANCE RATES PER $1,000


           MINIMUM     MAXIMUM COST             MINIMUM     MAXIMUM COST
POLICY  DEATH BENEFIT  OF INSURANCE  POLICY  DEATH BENEFIT  OF INSURANCE
 YEAR    PERCENTAGES       RATE       YEAR    PERCENTAGES       RATE

   1       250.00         0.0003       34       117.00         0.7182
   2       250.00         0.0007       35       116.00         0.8414
   3       250.00         0.0013       36       115.00         0.9879
   4       250.00         0.0020       37       113.00         1.1653
   5       250.00         0.0028       38       111.00         1.3822

   6       250.00         0.0038       39       109.00         1.6447
   7       243.00         0.0051       40       107.00         1.9553
   8       236.00         0.0066       41       105.00         2.3140
   9       229.00         0.0083       42       105.00         2.7198
  10       222.00         0.0103       43       105.00         3.1724

  11       215.00         0.0127       44       105.00         3.6760
  12       209.00         0.0155       45       105.00         4.2428
  13       203.00         0.0188       46       105.00         4.8903
  14       197.00         0.0226       47       105.00         5.6355
  15       191.00         0.0271       48       105.00         6.4950

  16       185.00         0.0324       49       105.00         7.4696
  17       178.00         0.0388       50       105.00         8.5493
  18       171.00         0.0466       51       105.00         9.7187
  19       164.00         0.0559       52       105.00         10.9650
  20       157.00         0.0669       53       105.00         12.2768

  21       150.00         0.0799       54       105.00         13.6477
  22       146.00         0.0949       55       105.00         15.0844
  23       142.00         0.1120       56       105.00         16.5963
  24       138.00         0.1316       57       104.00         18.2119
  25       134.00         0.1548       58       103.00         19.9859

  26       130.00         0.1823       59       102.00         22.0472
  27       128.00         0.2156       60       101.00         24.6880
  28       126.00         0.2565       61       100.00         28.4789
  29       124.00         0.3068       62       100.00         34.5196
  30       122.00         0.3671       63       100.00         44.7758

  31       120.00         0.4378       64       100.00         61.9954
  32       119.00         0.5194       65       100.00         83.3333
  33       118.00         0.6123

THE MINIMUM DEATH BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH SECTION 7702 OF THE INTERNAL REVENUE CODE, OR YOUR REQUESTED PERCENTAGES, IF GREATER.
 THE MAXIMUM COST OF INSURANCE RATES DO NOT EXCEED THE COST OF INSURANCE RATES BASED ON THE 1980 COMMISSIONERS STANDARD ORDINARY SMOKER OR NONSMOKER MORTALITY TABLE, AGE LAST BIRTHDAY.


                                     Page 4
14623(4)NY                                                    Printed in U.S.A.

POLICY NUMBER:            VL0000001
NAME OF FIRST INSURED:    JOHN S. DOE    NAME OF SECOND INSURED:    MARY DOE
ISSUE AGE/SEX:            35/MALE        ISSUE AGE/SEX:             35/FEMALE

DESIGNATED INSURED:         JOHN DOE

          SINGLE LIFE YEARLY RENEWABLE TERM LIFE RIDER SPECIFICATIONS

             TABLE OF SINGLE LIFE YEARLY RENEWABLE TERM LIFE RIDER
                               MONTHLY MAXIMUM RATES
                           (PER $1,000 OF RIDER BENEFIT)

           POLICY         MAXIMUM        POLICY        MAXIMUM
            YEAR           RATE           YEAR          RATE

              1           0.1442           24          0.9117
              2           0.1517           25          1.0042
              3           0.1617           26          1.1075
              4           0.1725           27          1.2225
              5           0.1842           28          1.3550

              6           0.1983           29          1.5050
              7           0.2133           30          1.6717
              8           0.2292           31          1.8542
              9           0.2467           32          2.0517
             10           0.2658           33          2.2633

             11           0.2875           34          2.4933
             12           0.3108           35          2.7483
             13           0.3358           36          3.0367
             14           0.3633           37          3.3658
             15           0.3933           38          3.7458

             16           0.4275           39          4.1758
             17           0.4667           40          4.6483
             18           0.5117           41          5.1533
             19           0.5633           42          5.6867
             20           0.6208           43          6.2442

             21           0.6850           44          6.8292
             22           0.7550           45          7.4600
             23           0.8292


THE MAXIMUM RATES DO NOT EXCEED THE COST OF INSURANCE RATES BASED ON THE 1980 COMMISSIONERS STANDARD ORDINARY SMOKER OR NONSMOKER MORTALITY TABLE, AGE LAST BIRTHDAY.


                                     Page 4A
14623(4A)NY                                                   Printed in U.S.A.

POLICY NUMBER:            VL0000001
NAME OF FIRST INSURED:    JOHN S. DOE    NAME OF SECOND INSURED:    MARY DOE
ISSUE AGE/SEX:            35/MALE        ISSUE AGE/SEX:             35/FEMALE

DESIGNATED INSURED:    MARY DOE


              SINGLE LIFE YEARLY RENEWABLE TERM LIFE RIDER SPECIFICATIONS


                 TABLE OF SINGLE LIFE YEARLY RENEWABLE TERM LIFE RIDER
                                 MONTHLY MAXIMUM RATES
                             (PER $1,000 OF RIDER BENEFIT)


                             POLICY            MAXIMUM
                              YEAR              RATE

                                1              0.1258
                                2              0.1342
                                3              0.1442
                                4              0.1550
                                5              0.1667

                                6              0.1808
                                7              0.1958
                                8              0.2108
                                9              0.2238
                               10              0.2408

                               11              0.2575
                               12              0.2750
                               13              0.2942
                               14              0.3142
                               15              0.3367

                               16              0.3617
                               17              0.3892
                               18              0.4208
                               19              0.4558
                               20              0.4917


THE MAXIMUM RATES DO NOT EXCEED THE COST OF INSURANCE RATES BASED ON THE 1980 COMMISSIONERS STANDARD ORDINARY SMOKER OR NONSMOKER MORTALITY TABLE, AGE LAST BIRTHDAY.


                                Page 4A (continued)
14623(3A cont'd)NY                                            Printed in U.S.A.

DEFINITIONS    The definitions in this section apply to the following words and phrases whenever and wherever they appear in this policy.

               ACCOUNT VALUE: an amount We use to determine certain policy benefits and charges. See the Account Value and Cash Surrender Value provisions for a more detailed explanation.

               ACCUMULATION UNIT: an accounting unit used to calculate the value of a Sub-Account.

               FACE AMOUNT: on the Policy Date, the Face Amount equals the Face Amount shown on Page 3. Thereafter, it may change in accordance with the terms of the Increases and Decreases in Face Amount provision and the Surrenders provision.

               CASH SURRENDER VALUE:  the Account Value less all
               Indebtedness.

               CUMULATIVE DEATH BENEFIT GUARANTEE PREMIUM: the number of fully completed Policy Years, plus the completed portion of the current Policy Year, multiplied by the Annual Death Benefit Guarantee Premium shown on Page 3.

               DATE OF ISSUE: the date shown on Page 3 from which Suicide and Incontestability provisions are measured. The Date may be different from the Policy Date.

               DEATH BENEFIT: on the Policy Date, the Death Benefit equals the Face Amount. Thereafter, it may change in accordance with the terms of the Death Benefit Option provision, the Minimum Death Benefit provision, the Death Benefit Guarantee provision and the Surrenders provision.

               DEATH BENEFIT OPTION: the Death Benefit Option in effect determines how the Death Benefit is calculated. The three Death Benefit Options provided are described in the Death Benefit section.

               DEATH PROCEEDS: the amount which We will pay on the death of the Last Surviving Insured.

               FIXED ACCOUNT: part of the Company's General Account to which all or a portion of the Account Value may be allocated.

               FUNDS: the registered open end management investment companies in which the assets of its Separate Account may be invested.

               GENERAL ACCOUNT: all assets of the Hartford Life Insurance Company other than those allocated to the Separate Accounts.

               INDEBTEDNESS: all outstanding loans on this policy, including any interest due or accrued.

               IN WRITING:  in a written form satisfactory to Us.

               ISSUE AGE: as of the Policy Date, an Insured's age on his/her last birthday.

               LAST SURVIVING INSURED: the Insured who survives after the death of one of the Insureds shown on Page 3. If both Insureds die simultaneously, the Last Surviving Insured will be the First Insured shown on Page 3.

               LOAN ACCOUNT: an account established for any amounts transferred from the Fixed Account and Sub-Accounts as a result of loans. The account is credited with interest and is not based on the experience of any Separate Account.

               MATURITY DATE: the date, shown on Page 3, on which this policy will mature.


                         Page 5

HL-14623(6/6)(NY)                                        Printed in U.S.A.

DEFINITIONS    Monthly Activity Date:  the Policy Date and the
(Continued)    same date in each succeeding month as the
               Policy Date except that whenever the Monthly Activity Date falls on a date other than a Valuation Day, the Monthly
               Activity Date will be deemed the next Valuation Day.

               NET PREMIUM: the amount of premium actually credited to the Account Value. It is the premium paid minus the deductions from premium shown on Page 3C.

               After the 20th Policy Year, We can use sales loads that are lower than the sales loads shown on Page 3C. Sales loads for policies which have been in-force for more than 20 Policy Years will be determined on each Policy Anniversary based on future expectations for such factors as mortality, expenses, interest, persistency and taxes. Sales loads will be reviewed no more often than once a year, nor less than every five years. Any change We make will be on a uniform basis for Insureds of the same Issue Ages, sexes and insurance classes and whose coverage has been in-force for the same length of time. No change in sales loads will occur on account of deterioration of the Insured's health.

               Any change in sales loads after the 20th Policy Year will be determined in accordance with the procedures and standards on file with the Insurance Department where this policy is delivered.

               PLANNED PREMIUM: the amount that the Owner intends to pay. The First Planned Premium is shown on Page 3.

               POLICY ANNIVERSARY:  an anniversary of the Policy Date.

               POLICY DATE: the date shown on Page 3 from which Policy Anniversaries and Policy Years are determined.

               POLICY LOAN RATE:  the interest rate charged on policy loans.

               POLICY YEARS:  years as measured from the Policy Date.

               PRO-RATA BASIS: an allocation method based on the proportion of the Account Value in the Fixed Account and each Sub-Account.

               SEPARATE ACCOUNT: an account entitled Separate Account VL II which has been established by the Hartford Life Insurance Company to separate the assets funding the variable benefits for the class of contracts to which this policy belongs from the other assets of the Hartford Life Insurance Company. Separate Account VL II will have the Funds listed on Page 3B as its underlying investments.

               SUB-ACCOUNTS: the subdivisions of the Separate Account. These are shown on Page 3B.

               TARGET PREMIUM: the amount shown on Page 3. It is used to determine deductions from premium payments.

               VALUATION DAY: the date on which a Sub-Account is valued. This occurs every day We are open and the New York Stock Exchange is open for trading.

               VALUATION PERIOD: the period of time between the close of business on successive Valuation Days.

               YOU, YOUR:  the Owner of this policy.

               WE, US, OUR, THE COMPANY:  Hartford Life Insurance Company.

                            Page 6
HL-14623(6/6)(NY)                                        Printed in U.S.A.

DEATH BENEFIT  General
               The Death Benefit depends upon:
               (a) the Death Benefit Option in effect, as shown on Page 3; and
               (b)   the Minimum Death Benefit described below.

               DEATH BENEFIT OPTION
               You have three Death Benefit Options.
               1. Under Option A (Level Option), the Death Benefit is the
                  Face Amount on the date We receive due proof of the Last Surviving Insured's death.

               2. Under Option B (Return of Account Value Option), the Death
                  Benefit is the Face Amount, plus the Account Value on the date We receive due proof of the Last Surviving Insured's death.

               3. Under Option C (Return of Premium Option), the Death
                  Benefit is the Face Amount on the date of the Last Surviving Insured's death, plus the sum of all the premiums paid up to the date We receive due proof of the Last Surviving Insured's death.

               OPTION CHANGE
               You may change Option C (Return of Premium Option) or Option B (Return of Account Value Option) to Option A (Level Option). If You do, the Face Amount will become that amount available as a Death Benefit immediately prior to the option change. You may change Option A (Level Option) or Option C (Return of Premium Option) to Option B (Return of Account Value Option). If You do, the Face Amount will become that amount available as a Death Benefit immediately prior to the option change, reduced by the then current Account Value. You must notify Us In Writing of the change. Such change will be effective on the Monthly Activity Date following the date We receive the request.

               MINIMUM DEATH BENEFIT
               We will automatically increase the Death Benefit so that it will never be less than the Account Value multiplied by the Minimum Death Benefit Percentage for the then current Policy Year. The Table of Minimum Death Benefit Percentages is shown on Page 4. This is to ensure that:
               (a) this policy continues to qualify as life insurance under the Internal Revenue Code; or
               (b) this policy maintains the relationship between the Account Value and the Death Benefit You selected on Your application, if greater.

               DEATH PROCEEDS
               The Death Proceeds are the amount which We will pay on the death of the Last Surviving Insured. This equals the Death Benefit less any Indebtedness and less any due and unpaid Monthly Deduction Amounts occurring during a Grace Period.

               If the Last Surviving Insured dies after We receive a written request from You to surrender this policy, the Cash Surrender Value will be paid in lieu of the Death Proceeds.

               NOTIFICATION OF FIRST DEATH OF THE INSUREDS
               You must notify Us In Writing and give Us due proof of the first death of the Insureds as soon as possible after the death.

                                    Page 7
HL-14623(7/8)(NY)                                       Printed in U.S.A.

INCREASES AND  At any time after the first Policy Year, You may request a
DECREASES IN   change in the Face Amount by writing to Us.
FACE AMOUNT
               The minimum amount by which the Face Amount can be increased or decreased is shown on Page 3.

               We reserve the right to limit the number of increases or decreases made under this policy to not more than one in any 12 month period.

               DECREASES
               A decrease in the Face Amount will be effective on the Monthly Activity Date following the date We receive the request. The remaining Face Amount must not be less than the minimum Face Amount on Page 3.

               UNSCHEDULED INCREASES
               All requests to increase the Face Amount must be applied for on a new application and accompanied by this policy. All requests will be subject to evidence of insurability on each Insured satisfactory to Us. Any increase approved by Us will be effective on the date shown on the new policy specifications page, provided that the deduction for the Cost of Insurance for the first month is made. The Monthly Deduction Amount on the first Monthly Activity Date on or after the effective date of the increase will reflect the Face Amount Increase Fee.

               SCHEDULED INCREASES
               We will automatically increase the Face Amount as shown on Page 3A. These scheduled increases will continue as applied for as long as You did not request to discontinue such increases or request to decrease the Face Amount of Your policy other than as a result of a withdrawal.

               Scheduled increases in the Face Amount are not subject to the Face Amount Increase Fee.

PREMIUMS       GENERAL
               Premium is due on the Policy Date. No insurance is effective until the first premium is paid, subject to the terms of the application's conditional receipt. After the first premium has been paid, subsequent premiums can be paid at any time.

               Premiums are payable either:
               (a)   to Us at the address shown on the premium notice; or
               (b) to Our authorized agent in exchange for a receipt signed by Our President or Secretary and countersigned by such agent.

               Checks should be made payable to the Company.

               We will apply any amount received under this policy as a premium unless it is clearly marked otherwise. The premium will be applied on the date We receive it at the address shown on the premium notice.

               FLEXIBLE PREMIUMS

               After the first premium has been paid, subsequent premium payments are flexible. The actual amount and frequency of payment will affect the Account Value and could affect the amount and duration of insurance provided by this policy.

                                   Page 8
HL-14623(7/8)(NY)                                     Printed in U.S.A.

PREMIUMS       PLANNED PREMIUM PAYMENTS
(Continued)    We will send You a premium notice for the Planned
               Premium payment. The notices may be sent at 12, 6, or 3 month intervals. The First Year Planned Premium payment and premium mode You selected are shown on Page 3. You may change the Planned Premium payment shown on the premium notices provided Our minimum amount rules then in effect are followed.

               PREMIUM LIMITATION
               You may pay premiums at any time prior to the Maturity Date subject to the following limitations:
               (a) If premiums are received which would cause this policy to fail to meet the definition of a life insurance contract in accordance with the Internal Revenue Code, We reserve the right to refund the excess premium payments. Such refunds and interest thereon will be made within 60 days after the end of a Policy Year.
               (b) We reserve the right to require evidence of
                   insurability for any premium payment that results in an increase in the Death Benefit greater than the amount of the premium.

               We will accept any premium required to keep this policy in force.

               PREMIUM ALLOCATION
               The initial Net Premium will be allocated to the Hartford Money Market Sub-Account on the later of:
               (a) the Policy Date; and
               (b) the date We receive the premium.

               The Accumulated Value in the Hartford Money Market
               Sub-Account will then be allocated to the Fixed Account and Sub-Accounts according to the premium allocation You specified in the application on the latest of:
               (a) 45 days after the application is signed;
               (b) 10 days after We receive the premium;
               (c) 10 days after We mail You the Notice of Withdrawal Right;
                   and
               (d) the date We receive the final requirement to put this
                   policy in force.

               Any additional Net Premiums received by Us prior to such date will be allocated to the Hartford Money Market Sub-Account.

               CHANGING PREMIUM ALLOCATIONS
               Upon written request, You may change the premium allocation. Subsequent Net Premiums will be allocated to the Fixed Account and Sub-Accounts according to Your most recent instructions, subject to the following. The number of Sub-Accounts that the Account Value may be allocated to will be subject to Our rules then in effect. However, it will be guaranteed to be no fewer than 5. If We receive a premium and Your most recent allocation instructions would violate this requirement, We will allocate the Net Premium to the Fixed Account and Sub-Accounts on a Pro Rata basis.

LAPSE AND      POLICY GRACE PERIOD
GRACE PERIOD   This policy will be in default on any Monthly
               Activity Date if the total Indebtedness equals or exceeds the Account Value or if the Cash Surrender Value is not sufficient to cover the Monthly Deduction Amount. A 61 day period called the Policy Grace Period will begin from the date of default. We will mail the Owner and any assignee written notice of the amount of money that will be required to continue this policy in force. This notice will be sent at least 30 days, but no more than 45 days, before the end of the Police Grace Period.

14623(9/10)(NY)                                             Printed in U.S.A.

LAPSE AND      If this policy is in default because total Indebtedness
GRACE PERIOD   equals or exceeds the Account Value, We will advise You
(Continued)    of the amount required to repay or reinstate such Indebtedness.
               If such payment is not made by the end of the Policy Grace
               Period, this policy will terminate without value, whether or not the Death Benefit Guarantee is in effect.

               If this policy is in default because the Cash Surrender Value is not sufficient to cover the Monthly Deduction Amount, the amount of premium that will be required to continue this policy in force will be no greater than the amount required to pay three Monthly Deduction Amounts as of the day the Policy Grace Period began. Unless the Death Benefit Guarantee is in effect, this policy will terminate without value if the required premium is not paid by the end of the Policy Grace Period.

               If this policy is in default at the end of the Death Benefit Guarantee Period, a new Policy Grace Period will begin from the date the Death Benefit Guarantee Period expired. Notification of the amount of premium required to continue this Policy in force will be mailed at least 30 days, but no more than 45 days before the end of the Policy Grace Period.

               If the Last Surviving Insured dies during the Policy Grace Period, We will pay the Death Proceeds, less the Monthly Deduction Amount required to keep this policy in force through the end of the month in which the Last Surviving Insured dies.

               DEATH BENEFIT GUARANTEE
               If the Death Benefit Guarantee is in effect, the policy will remain in force regardless of this policy's investment performance. The Death Benefit Guarantee is in effect if:
               (a) the Death Benefit Guarantee Period has not expired; and
               (b) on each Monthly Activity Date, the cumulative premiums paid into this policy, less withdrawals from this policy, equal or exceed the Cumulative Death Benefit Guarantee Premium on that date.

               The Death Benefit Guarantee Period will be 5 years from the Policy Date and is shown on Page 3. The Annual Death Benefit Guarantee Premium required for this period is shown on Page 3.

               DEATH BENEFIT GUARANTEE GRACE PERIOD
               If the cumulative premiums, less withdrawals, are not sufficient to maintain the Death Benefit Guarantee in effect, the Lapse and the Grace Period provision for the Death Benefit Guarantee will apply as follows:

               On every Monthly Activity Date during the Death Benefit Guarantee Period, We will compare the cumulative premiums received, less withdrawals, to the Cumulative Death Benefit Guarantee Premium.

               If the cumulative premiums received, less withdrawals, are less than the Cumulative Death Benefit Guarantee Premium, the Death Benefit Guarantee will be deemed to be in default as of that Monthly Activity Date. A Death Benefit Guarantee Grace Period of 61 days from the date of default will begin. We will mail the Owner and any assignee written notice of the amount of premium required to continue the Death Benefit Guarantee.

               At the end of the Death Benefit Guarantee Grace Period, the Death Benefit Guarantee will be removed from this policy if We have not received the amount of the required premium. You will receive a written notification of the change.

                                    Page 10
14623(9/10)(NY)                                             Printed in U.S.A.

VALUATION      SUB-ACCOUNT ACCUMULATION UNITS
PROVISIONS     Amounts allocated to Sub-Accounts are applied to
               provide Accumulation Units in each Sub-Account. The number of Accumulation Units credited to each Sub-Account is determined by dividing the amount allocated to a Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account. The number of Your Accumulation Units will not be affected by any subsequent change in the value of the units. The Accumulation Unit Values in each Sub-Account may increase or decrease daily as described below.

               SUB-ACCOUNT ACCUMULATION UNIT VALUE
               The Accumulation Unit Value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Sub-Account on the preceding Valuation Day by a Net Investment Factor for that Sub-Account for the Valuation Period then ended. The Net Investment Factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that Fund in the Valuation Period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period

VALUATION      EMERGENCY PROCEDURE
PROVISIONS     If a national stock exchange is closed (except
               for holidays or weekends) or trading is restricted due to an existing emergency as declared by the Securities and Exchange Commission so that We cannot value the Sub-Accounts, We may postpone all procedures which require valuation of the Sub-Accounts until valuation is possible. Any provision of this policy which specifies a Valuation Day will be superseded by the emergency procedure.

               FIXED ACCOUNT
               We will credit interest to amounts in the Fixed Account at rates We determine. The Fixed Account Minimum Credited Rate is shown on Page 3C. The interest credited will reflect the timing of amounts added to or withdrawn from the Fixed Account. Rates will be determined from time to time based on Our expectations as to interest, mortality, expenses, persistency and taxes.

ACCOUNT VALUE  ACCOUNT VALUE
AND CASH       Your Account Value on the Policy Date equals the initial
SURRENDER      Net Premium less the Monthly Deduction Amount for the first
VALUE          policy month.

               On each subsequent Monthly Activity Date, Your Account
               Value equals:
               (a) the sum of Your Accumulated Values in the Fixed Account and
                   Sub-Accounts; plus
               (b) the value of Your Loan Account, if any; minus,
               (c) the appropriate Monthly Deduction Amount.

               On each Valuation Day (other than a Monthly Activity Date), Your Account Value equals:
               (a) the sum of Your Accumulated Values in the Fixed Account
                   and Sub-Accounts; plus
               (b) the value of Your Loan Account, if any.

               ACCUMULATED VALUE - FIXED ACCOUNT
               Your Accumulated Value in the Fixed Account equals:
               (a) the Net Premiums allocated to it; plus
               (b) amounts transferred to it from the Sub-Accounts; plus
               (c) interest credited to it; minus
               (d) amounts transferred out of it to the Sub-Accounts or
                   the Loan Account; minus
               (e) any applicable transfer charges; minus
               (f) the Monthly Deduction Amounts taken from it; minus
               (g) amounts withdrawn from it for withdrawals.

                                   Page 11
14623(11/12)(NY)                                         Printed in U.S.A.

ACCOUNT VALUE  ACCUMULATED VALUE - SUB-ACCOUNTS
AND CASH       Your Accumulated Value in any Sub-Account equals:
SURRENDER      (a) the number of Your Accumulation Units in that
VALUE              Sub-Account on the Valuation Day; multiplied by
(Continued)    (b) that Sub-Account's Accumulation Unit Value on
                   the Valuation Day.

               CASH SURRENDER VALUE
               Your Cash Surrender Value is equal to Your Account Value minus the Indebtedness, if any.

MONTHLY        GENERAL
DEDUCTION      The Monthly Deduction Amount equals:
AMOUNT         (a) the Cost of Insurance; plus
               (b) the charges for additional benefits provided by rider, if any; plus
               (c) the charges for "special" insurance class rating, if any;
                   plus
               (d) the Monthly Administrative Fee; plus
               (e) the Monthly Issue Charge; plus
               (f) the Mortality and Expense Risk Charge; plus
               (g) the Face Amount Increase Fee, if any.

               The Monthly Deduction Amount will be taken on a Pro-Rata Basis from the Fixed Account and Sub-Accounts on each Monthly Activity Date.

               COST OF INSURANCE
               The Cost of Insurance for any Monthly Activity Date is equal to:
               (a) the Cost of Insurance Rate per $1,000; multiplied by
               (b) the amount at risk; divided by
               (c) $1,000.

               On any Monthly Activity Date the amount at risk equals the Death Benefit less the Account Value on that date prior to assessing the Monthly Deduction Amount.

               COST OF INSURANCE RATE
               The Cost of Insurance Rate is based on the Policy Year, sexes, Issue Ages and insurance classes of the Insureds.

               The Cost of Insurance Rates will not exceed those in the Table of Monthly Maximum Cost of Insurance Rates shown on Page 4. Part of the Cost of Insurance Rates are taken to reimburse the Company for administrative expenses associated with the issue of Your policy. This part may be greater in the early Policy Years.

               We can use Cost of Insurance Rates that are lower than the Maximum Cost of Insurance Rates shown on Page 4. Rates will be determined on each Policy Anniversary based on future expectations for such factors as mortality, expenses, interest, persistency and taxes. Rates on in-force policies will be reviewed no more often than once a year, nor less than once every five years. Any change We make will be on a uniform basis for Insureds of the same Issue Ages, sexes and insurance classes and whose coverage has been in force for the same length of time. No change in insurance class or cost will occur on account of deterioration of the Insureds' health.

               Any change in policy cost factors will be determined in accordance with the procedures and standards on file with the Insurance Department.

                                        Page 12
14623(11/12)(NY)                                         Printed in U.S.A.

MONTHLY        MONTHLY ADMINISTRATIVE FEE
DEDUCTION      The Monthly Administrative Fee will not exceed the amounts
AMOUNT         shown on Page 3C.
(continued)
               Fees will be determined on each Policy Anniversary based upon changes in future expectations as to mortality, expenses, interest, persistency and taxes. Fees on in-force policies will be reviewed no more often than once a year, nor less often than once every five years. Any change We make will be on a uniform basis for Insureds of the same Issue Ages, sexes, and insurance classes and whose coverage has been in-force for the same length of time.

               Any change in the Monthly Administrative Fee will be determined in accordance with the procedures and standards on file with the Insurance Department.

               MONTHLY ISSUE CHARGE
               The Monthly Issue Charge will be the amount shown on Page 3C.

               MORTALITY AND EXPENSE RISK CHARGE
               The Mortality and Expense Risk Charge for any Monthly Activity Date is equal to:
               (a) the Mortality and Expense Risk Rate; multiplied by
               (b) the sum of Your Accumulated Values in the Sub-Accounts on
                   the Monthly Activity Date, prior to assessing the Monthly Deduction Amount.
               The Mortality and Expense Risk Rate will not exceed that shown on Page 3C.

               Monthly and Expense Risk Charges will be determined on each Policy Anniversary based on changes in future expectations as to mortality, expenses, interest persistency and taxes. Monthly and Expense Risk Charges on in-force policies will be reviewed no more than once a year, nor less than once every five years. Any change We make will be on a uniform basis for Insureds of the same Issue Ages, sexes and insurance classes and whose coverage has been in-force for the same length of time.

               Any change in Monthly and Expense Risk Charges will be determined in accordance with the procedures and standards on file with the Insurance Department where this policy is delivered.

               FACE AMOUNT INCREASE FEE
               The Face Amount Increase Fee will be the amount shown on Page 3C. This fee is assessed each month for the first five policy years following each unscheduled increase in the Face Amount.

TRANSFERS      AMOUNT AND FREQUENCY OF TRANSFERS
               Upon request and as long as this policy is in effect, You may transfer amounts among the Fixed Account and Sub-Accounts.

               The amount which may be transferred and the number of transfers will be limited by Our rules then in effect. However, in no event will there be less than 12 free transfers. We reserve the right at a future date to limit the size of transfers and remaining balances, and to limit the number and frequency of transfers.

               TRANSFERS TO OR FROM SUB-ACCOUNTS
               In the event of a transfer from a Sub-Account, the number of Accumulation Units credited to the Sub-Account from which the transfer is made will be reduced. The reduction will be determined by dividing:
               1. the amount transferred; by
               2. the Accumulation Unit Value for that Sub-Account as of the next Valuation Day after We receive Your request for transfer In Writing.

               In the event of a transfer to a Sub-Account, We will increase the number of Accumulation Units credited to that Sub-Account. The increase will equal:
               1. the amount transferred; divided by
               2. the Accumulation Unit Value for that Sub-Account as of the next Valuation Day after We receive Your request for transfer In Writing.

                                  Page 13
14623(13/14)(NY)                                          Printed in U.S.A.

TRANSFERS      TRANSFERS TO OR FROM THE FIXED ACCOUNT
(Continued)    In addition to the conditions above, transfers from the Fixed
               Account are subject to the following:
               (a) the transfer must occur during the 30 day period following each Policy Anniversary; and
               (b) if the Accumulated Value in Your Fixed Account exceeds
                   $1,000, the amount transferred in any Policy Year may be no larger than 25% of the Accumulated Value in the Fixed Account on the date of transfer.

               As long as this policy is in effect, You may transfer all amounts in the Sub-Accounts to the Fixed Account and apply the Cash Surrender Value to purchase a non-variable Paid-Up Life Insurance Policy. The amount of the non-variable Paid-Up Life Insurance is determined by the Account Value on the Maturity Date using a 4% interest rate and guaranteed assumptions. Subsequent Cash Values of the non-variable Paid-Up Life Insurance Policy are based on the present value of future benefits using the Monthly Maximum Cost of Insurance Rates and the Fixed Account Minimum Credited Rate. Such values are not subject to the Monthly Administrative Fee.

               TRANSFER CHARGE
               After a transfer has occurred, the Transfer Charge, as specified on Page 3C, if any, will be deducted on a Pro-Rata Basis from the Fixed Account and Sub-Accounts.

TERMINATION    TERMINATION
AND            This policy will terminate upon the earliest of the
MATURITY DATE  following events:
               (a) Maturity Date of this policy unless extended by rider; or
               (b) surrender of this policy; or
               (c) 61 days following the date on which Indebtedness equals or exceeds the Account Value, unless the Account Value subsequently exceeds the Indebtedness; or
               (d) the end of the Policy Grace Period during which premiums sufficient for the required deductions are not paid, provided the Death Benefit Guarantee is not in effect; or
               (e) the death of the Last Surviving Insured.

               MATURITY DATE
               Unless extended by rider, this policy will terminate on the Maturity Date and it is the last date to which You may elect to pay premium. Any Cash Surrender Value as of the Maturity Date will be paid to You unless extended by rider.

REINSTATEMENT  Unless this policy has been surrendered for its Cash Surrender
               Value, this policy may be reinstated prior to the Maturity Date provided:
               (a) the Insureds alive at the end of the grace period are also alive on the date of reinstatement;
               (b) You make Your request within five years from the
                   Termination Date;
               (c) satisfactory evidence of insurability is submitted;
               (d) any policy loan is repaid or reinstated; and
               (e) You pay sufficient premium to:
                   (i) cover all Monthly Deduction Amounts that are due and unpaid during the Grace Period; and
                   (ii) keep this policy in force for 3 months after the
                        date of reinstatement.

               The Account Value on the reinstatement date will reflect:
               (a) the Account Value at the time of termination; plus
               (b) Net Premiums attributable to premiums paid at the time of reinstatement.

POLICY LOANS   GENERAL
               At any time while this policy is in force, You may borrow against this policy by assigning it to Us as sole security.
               We may defer granting a loan, except to pay premiums to Us, for the period permitted by law but not more than six months.

                                    Page 14
14623(13/14)(NY)                                           Printed in U.S.A.

POLICY LOANS   LOAN AMOUNTS
 (Continued)   Any new loan taken together with any existing Indebtedness may not exceed 90% of the Account Value on the date We grant a loan. Loan amounts will be subject to Our minimum rules then in effect. Before advancing the loan amount, We may withhold an amount sufficient to pay interest on total Indebtedness to the end of the Policy Year and any Monthly Deduction Amounts due on or before the next Policy Anniversary. All loan amounts will be transferred from the Fixed Account and the Sub-Accounts to the Loan Account. Unless You specify otherwise, the amounts will be transferred on a Pro-Rata Basis.

               This policy will be in default if total Indebtedness equals or exceeds the Account Value on any Monthly Activity Date. A 61-day period will begin from the date of default. We will mail the Owner and any assignee of record written notice of the amount required to repay or reinstate such Indebtedness at least 30 days but not more than 45 days prior to the end of that period. If such payment is not made by the end of that period, this policy will end without value. See the Policy Grace Period Provision.

               CREDITED INTEREST
               During the first ten Policy Years, any amounts in the Loan Account will be credited with interest at a rate equal to the Policy Loan Rate, minus 2%. For Policy Years 11 and beyond, except for Preferred Loans described below, the Loan Account will be credited with interest at a rate equal to the Policy Loan Rate applicable to that Indebtedness, minus 1%.

               PREFERRED LOAN
               If, any time after the 10th Policy Anniversary, the Account Value exceeds the total of all premiums paid since issue, a Preferred Loan is available. The amount available for a Preferred Loan is the amount by which the Account Value exceeds total premiums paid. The amount of the Loan Account which equals a Preferred Loan will be credited with interest at a rate equal to the Policy Loan Rate. The amount of Indebtedness that qualifies as a Preferred Loan is determined on each Monthly Activity Date.

               LOAN REPAYMENTS
               All or part of a loan may be repaid at any time that:
               (a)   this policy is in force; and
               (b)   either of the Insureds is alive.

               However, each payment must be at least $50. The amount of a loan repayment will be deducted from the Loan Account and will be allocated among the Fixed Account and Sub-Accounts in the same percentage as premiums are allocated.

               LOAN INTEREST
               Loan interest will accrue daily at the Policy Loan Rate shown on Page 3C. The difference between the value of the Loan Account and the Indebtedness will be transferred on a Pro-Rata Basis from the Fixed Account and Sub-Accounts to the Loan Account on each Monthly Activity Date.

WITHDRAWALS    You may request a withdrawal by applying for it In Writing.  The minimum withdrawal allowed is $500. The maximum withdrawal allowed is the Cash Surrender Value, less $1,000. A withdrawal charge of up to $50 may be charged. One withdrawal is allowed in each Policy Year. Unless specified otherwise, the withdrawal will be deducted on a Pro-Rata basis from the Sub-Accounts.

               If the Death Benefit Option then in effect is Option A (Level Option) or Option C (Return of Premium Option), the Face Amount will be reduced by the amount of the withdrawal.

                                     Page 15
14623(15/16)(NY)                                              Printed in U.S.A.

SURRENDERS     GENERAL

               While this policy is in force, You may surrender this policy to Us. This policy, and additional benefits provided by rider, are then cancelled as of the day We receive Your request or the date You request, whichever is later. We will then pay You the Cash Surrender Value, as of that date.

PAYMENTS       GENERAL
  BY US        We will pay Death Proceeds, Cash Surrender Values, withdrawals and loan amounts attributable to the Sub-Accounts within 7 days after We receive all the information needed to process
               the payment unless: (a)   the New York Stock Exchange is
               closed on other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC); or
               (b) an emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable to determine the value of the Sub-Accounts.

               DEFERRAL OF PAYMENTS FROM THE FIXED ACCOUNT
               We may defer payment of any amounts which are not attributable to the Sub-Accounts for up to six months from the date of the request. If We defer payment for more than 10 days, We will pay interest at the rate We declare under Settlement Option 1
               - Interest Income.

TAXATION We do not expect to incur any federal, state or local income tax on the earnings or realized capital gains attributable to the Separate Account. Based upon these expectations, no charge is currently being made to the Separate Account for federal, state or local income taxes. If We incur income taxes attributable to the Separate Account or determine that such taxes will be incurred, We may assess a charge for taxes against this policy in the future, subject to approval by the Insurance Commissioner of the state where this policy is issued for delivery.

THE CONTRACT   ENTIRE CONTRACT
               The entire contract consists of this policy and the application(s), (a) copy(ies) of which is (are) attached and any new applications for additional amounts of insurance. The contract is made in consideration of the application and the payment of the initial premium. We will not use any statement to void this policy or to defend a claim under it, unless that statement is contained in an attached written application(s).
               All statements in the application(s) will be deemed representations and not warranties.

               MODIFICATION
               The only way this contract may be modified is by a written agreement signed by Our President, or one of Our Vice Presidents, Secretaries or Assistant Secretaries.

               NON-PARTICIPATION
               This policy is non-participating. It does not share in Our surplus earnings, so You will receive no dividends under it.

               MISSTATEMENT OF AGE AND/OR SEX
               If on the date of death of the Last Surviving Insured:
               (a)   the Issue Age of an Insured is understated; or
               (b) the sex of an Insured is incorrectly stated such that it resulted in lower Costs of Insurance,

               the Death Benefit will be reduced to the Death Benefit that would have been provided by the last Cost of Insurance charge at the correct Issue Ages and/or sexes.

                                     Page 16
14623(15/16)(NY)                                              Printed in U.S.A.

THE CONTRACT   If on the date of death of the Last Surviving Insured:
(Continued)    (a) the Issue Age of an Insured is overstated; or
               (b) the sex of an Insured is incorrectly stated such
                   that it resulted in higher Costs of Insurance,

               the Death Benefit will be adjusted by the return of all excess Costs of Insurance prior to the date of the Last Surviving Insured's death.

               SUICIDE
               If, within 2 years from the Date of Issue, either of the Insureds dies by suicide, Our liability will be limited to the premiums paid less Indebtedness and less any withdrawals and applicable charges.

               If, within 2 years from the effective date of any increase in the Face Amount for which evidence of insurability was obtained, either of the Insureds dies by suicide, Our liability with respect to such increase, will be limited to the Cost of Insurance for the increase and any applicable charges.

               If an Insured survives after the suicide of one of the Insureds, We will make available, without evidence of insurability, a new policy on a single life basis on the life of that surviving Insured. The Face Amount, Policy Date, and the Insured's Age, sex, and insurance class will be the same as this policy's. The Suicide and Incontestability provisions of the new policy will be measured from the Date of Issue of this policy. The first planned premium for the new policy must be paid within 31 days after We notify You of its availability. Otherwise, the new policy will not be in force.

               INCONTESTABILITY
               Except for non-payment of premiums, We will not contest this policy after it has been in force during the lifetime of at least one of the Insureds for two years from the Date of Issue.

               Any increase in the Face Amount for which evidence of insurability was obtained, will be incontestable only after the increase has been in force, during the Insured's lifetime, for 2 years from the effective date of the increase.

               SEPARATE ACCOUNTS
               We will have exclusive and absolute ownership and control of the assets of Our Separate Accounts. The assets of a Fund will be available to cover the liabilities of Our General Account only to the extent that those assets exceed the liabilities of that Separate Account. The assets of a Fund will be valued at least as often as any contract benefits vary, but at least monthly. Our determination at the value of an Accumulation Unit by the method described in this policy will be conclusive. The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the state where this policy is issued for delivery.

               If there is a material change in the investment policy of a Separate Account, and You object to such change, You may exchange this policy to a general account life insurance policy being offered by Us. This exchange may be made without evidence of insurability and will be subject to Our exchange rules then in effect. A notice will be sent to You of the options available and the option to exchange is exercisable within 60 days after: 1) the effective date of such change in the investment policy; or 2) the receipt of notice of the options available, whichever is later.

                                Page 17
14623(17/18)(NY)                                          Printed in U.S.A.

THE CONTRACT   ANNUAL REPORT
(Continued)    We will send You a report at least once each Policy Year
               showing:
               (a) the current Account Value, Cash Surrender Value and
                   Face Amount;
               (b) the premiums paid, Monthly Deduction Amounts and loans since the last report;
               (c) the amount of any Indebtedness;
               (d) notifications required by the provisions of this policy; and
               (e) any other information required by the Insurance Department of the state where this policy was delivered.

OWNERSHIP AND  Change of Owner or Beneficiary
BENEFICIARY    The Owner and Beneficiary will be those named in the
               application until You change them. To change the Owner or Beneficiary, notify Us In Writing while either of the Insureds is alive. After We receive written notice, the change will be effective as of the date You signed such notice, whether or not either of the Insureds is living when
               We receive it. However, the change will be subject to any payment We made or actions We may have taken before We received the request.

               ASSIGNMENT
               You may assign this policy. Until You notify Us In Writing, no assignment will be effective against Us. We are not responsible for the validity of any assignment.

               OWNER'S RIGHTS
               While either of the Insureds is alive and no Beneficiary is irrevocably named, You may:
               (a) exercise all the rights and options that this policy
                   provides or that We permit;
               (b) assign this policy; and
               (c) agree with Us to any change to this policy.

               NO NAMED BENEFICIARY
               If no named Beneficiary survives the Last Surviving Insured, then, unless this policy provides otherwise:
               (a) You will be the Beneficiary; or
               (b) if You are the Last Surviving Insured, Your estate will be the Beneficiary.

EXCHANGE       If this policy is in effect, You may exchange it:
OPTION         1. any time during the 24 months following its Date of Issue;
               2. for a non-variable last survivor life insurance contract offered by Us on the life of the Insureds;
               3. without evidence of insurability.

               The new policy will be issued by Us:
               1. with an amount at risk which equals or is less than the amount at risk in effect on the Exchange Date;
               2. with premiums based on the same Date of Issue, Issue Ages and risk classifications as this policy.

               This exchange is subject to adjustments in payments and Account Values to reflect variances, if any, in the payments and Account Values under this policy and the new policy.

                                  Page 18
14623(17/18)(NY)                                           Printed in U.S.A.

  INCOME       AVAILABILITY
SETTLEMENT     All or parts of the proceeds of this policy may, instead of
 OPTIONS       being paid in one sum, be left with Us under any one or a
               combination of the following options, subject to Our minimum amount requirements on the date of election.

               We will pay interest of at least 3-1/2% per year on the Death Proceeds from the date of the Last Surviving Insured's death to the date payment is made or an Income Settlement Option is elected. The rate will always be at least the rate of interest payable under Option 1 - Interest Income. These proceeds are then no longer subject to the investment experience of a Separate Account.

               If any payee is a corporation, partnership, association, assignee, or fiduciary, an option may be chosen only with Our consent. Option 4 is not available to any payee whose age exceeds 90.

               DESCRIPTION OF TABLES
               The options shown below and on the next page are based on interest at a guaranteed rate of 3-1/2% per year. Payments under Option 4 are based on mortality for each sex according to the 1983a Individual Annuity Mortality Table, with ages set back one year.

               EXCESS INTEREST
               We may pay or credit excess interest of such amount and in such manner as We determine.

               DEATH OF PAYEE
               If the payee dies while receiving payments under one of the options below, We will pay the following:
               (a) Any principal and accrued interest remaining unpaid under Option 1 or 2.

               (b) The value of remaining unpaid guaranteed payments, if any, under Option 3 or 4, commuted using interest of 3-1/2% per year.

               Any such amount will be paid in one sum to the payee's estate.

               OTHER OPTIONS
               To convert the monthly payments shown in the tables for Options 3 and 4 to quarterly, semi-annual or annual payments, multiply by the following factors:

                          PAYMENT INTERVAL          FACTOR
                             Quarterly               2.99
                             Semi-annual             5.96
                             Annual                 11.81

               Other options may be arranged with Our consent.

               OPTION 1 - INTEREST INCOME
               Payments of interest at the rate We declare, but not less than 3-1/2% per year, on the amount left under this option.

               OPTION 2 - INCOME OF FIXED AMOUNT
               Equal payments of the amount chosen until the amount left under this option, with interest of not less than 3-1/2% per year, is exhausted. The final payment will be for the balance only.

                                    Page 19
14623(19/20)(NY)                                              Printed in U.S.A.

   INCOME      OPTION 3 - INCOME FOR FIXED PERIOD
SETTLEMENT     Payments, determined from the table below, are guaranteed for
 OPTIONS       the number of years chosen.  The first payment will be due on
(Continued)    the date proceeds are applied under this option.


                         MONTHLY PAYMENTS             MONTHLY PAYMENTS
               NUMBER      PER $1,000 OF    NUMBER      PER $1,000 OF
               OF YEARS      PROCEEDS       OF YEARS      PROCEEDS

                   1          $84.65           10           $9.83
                   2           43.05           15            7.10
                   3           29.19           20            5.75
                   4           22.27           25            4.96
                   5           18.12           30            4.45

               OPTION 4 - LIFE INCOME
               Payments, determined from the table shown below for the option elected, are based on the payee's sex and age nearest birthday on the day the first payment becomes due. The first payment will be due on the date proceeds are applied under this option. The Life Income available are:

               (A)   Payments only while the payee is alive.
               (B) Payment guaranteed for 10 years; then continuing while the payee is alive.

                            MONTHLY PAYMENTS PER $1,000 OF PROCEEDS

              OPTION 4A            OPTION 4B                        OPTION 4A           OPTION 4B
PAYEE'S       LIFE ONLY         10 YRS. CERTAIN      PAYEE'S        LIFE ONLY        10 YRS. CERTAIN
  AGE       MALE     FEMALE     MALE     FEMALE        AGE       MALE      FEMALE     MALE     FEMALE
  20        $3.34    $3.23      $3.34    $3.23         68        $6.79     $5.79      $6.38    $5.63
  25         3.44     3.31       3.43     3.30         69         7.02      5.95       6.54     5.77
  30         3.56     3.40       3.56     3.40         70         7.26      6.13       6.71     5.91
  35         3.71     3.51       3.71     3.51         71         7.52      6.32       6.87     6.07
  40         3.91     3.66       3.90     3.65         72         7.80      6.53       7.05     6.23
  45         4.17     3.84       4.14     3.84         73         8.09      6.75       7.22     6.40
  50         4.49     4.08       4.44     4.07         74         8.41      6.99       7.40     6.58
  51         4.56     4.14       4.51     4.12         75         8.75      7.26       7.57     6.76
  52         4.64     4.20       4.58     4.18         76         9.12      7.54       7.75     6.95
  53         4.72     4.26       4.66     4.24         77         9.51      7.85       7.92     7.14
  54         4.80     4.32       4.74     4.30         78         9.92      8.18       8.09     7.34
  55         4.89     4.39       4.82     4.36         79        10.37      8.54       8.26     7.54
  56         4.99     4.46       4.91     4.43         80        10.85      8.94       8.42     7.74
  57         5.09     4.54       5.00     4.51         81        11.37      9.36       8.57     7.94
  58         5.20     4.62       5.10     4.58         82        11.92      9.82       8.71     8.13
  59         5.32     4.71       5.20     4.66         83        12.50     10.32       8.85     8.32
  60         5.44     4.80       5.31     4.75         84        13.12     10.87       8.97     8.50
  61         5.57     4.90       5.42     4.84         85        13.78     11.46       9.09     8.67
  62         5.71     5.00       5.54     4.93         86        14.47     12.09       9.20     8.83
  63         5.86     5.11       5.67     5.03         87        15.20     12.78       9.29     8.97
  64         6.02     5.23       5.80     5.14         88        15.98     13.52       9.38     9.10
  65         6.20     5.36       5.94     5.25         89        16.79     14.31       9.46     9.22
  66         6.38     5.49       6.08     5.37         90        17.66     15.16       9.53     9.32
  67         6.58     5.64       6.23     5.50

                                     Page 20
14623(19/20)(NY)                                              Printed in U.S.A.

                        HARTFORD LIFE INSURANCE COMPANY
                             HOME OFFICE ADDRESS:
                               P.O. BOX 2999
                        HARTFORD, CONNECTICUT 06104-2999
                           (A stock insurance company)

                         ADMINISTRATIVE OFFICE ADDRESS:
                            NATIONAL SERVICE CENTER
                               P.O. BOX 59179
                          MINNEAPOLIS, MINNESOTA 55459






                  Cash Surrender Value Payable on Maturity Date
          Death Proceeds Payable at Death of the Last Surviving Insured
                            Adjustable Death Benefit
                       Premiums Payable as shown on Page 3
                             Non-Participating




THE PORTIONS OF THE ACCOUNT VALUES PROVIDED BY THIS CONTRACT THAT ARE IN THE SUB-ACCOUNTS ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THEY ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT. THE FACE AMOUNT IS A GUARANTEED DEATH BENEFIT DURING THE FIRST FIVE POLICY YEARS SUBJECT TO THE CONDITIONS DESCRIBED ON PAGE 10.


                              [LOGO]



                      LAST SURVIVOR FLEXIBLE PREMIUM
                      VARIABLE LIFE INSURANCE POLICY



HL-14623(NY)                                            Printed in U.S.A.